Exhibit 99.1

For Immediate Release
 Media Contact
Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Earnings Doubled for Fiscal Year ended 2013 Vs Prior Year

Expands Distribution into Asia & US with Over $200,000 in Initial Orders Already Received

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  May 22, 2013 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal year end.  For the fiscal year ended February 28, 2013, Revenue was $4,847,147 compared to $5,147,260 in the prior year, a decline of $295,113 (-5.5%).  However, Net Income after taxes of $635,883 was an increase of $437,897 (+221.1%) compared to the prior year’s Net Income after taxes of $197,986. This more than doubles the Net Income over prior year.

Dick Parsons, Chief Executive Officer, announced that “while Revenue was down over prior year, Net Income was more than doubled as a result of several circumstances occurring during the year. “Seychelle is continuing to expand its distribution. We have added new distributors in Hong Kong, China, the Philippines and Myanmar and are looking at expansion opportunities in Vietnam, Taiwan and South Korea. Further, Seychelle has completed new retail packaging under its Fill2Pure brand name, featuring its higher margin products including a 20oz new clear Tritan sports bottle and advanced pure water filter straws and has begun making presentations to major US retailers and mass merchandisers. We believe that the products, packaging and filtration systems are far superior to what is currently available on the market and feel that the initial reaction of the trade has been very encouraging.”

Mr. Parsons added that “Going forward, we anticipate a continuation of the overall sales and earnings trend primarily as a result of high margin new products scheduled for release during June and July and continuing on into fiscal year 2014.”

Carl Palmer, Founder, President and Chairman stated that “Seychelle has been developing several new products recently to capitalize on the growing need for portable water filtration systems that remove radiological contamination from drinking water sources and that can enhance alkalinity (pH). We believe that Seychelle has been successful in these efforts. Seychelle radiological filters remove up to 99.99% of contaminants such as Radium, Uranium, Plutonium and Cesium 137 and are currently sold in several countries including the US. Seychelle is making a major effort to develop distribution in Japan, where we believe the need is great as a result of the nuclear disaster at Fukushima. We anticipate sales to begin there at the end of the second fiscal quarter.”

Mr. Palmer noted that “In conjunction with Seychelle’s exclusive US and Canadian distribution partner, Apex Energetics, we designed a new bottle for pH which we plan to introduce in June to the medical and alternative medicine market. We believe that initial receptivity to the bottle design and pH boost of the filtered water has been excellent. Seychelle also plans to expand pH sales into other countries such as Japan, South Korea, China, Mexico, Australia and New Zealand in the second fiscal quarter. Seychelle has received over $200,000 in orders for this and other International distribution efforts.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelles’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.